Exhibit 5.1

Ivan Cairns Vice-President & General Counsel

July 9, 2010

IESI-BFC Ltd.
135 Queens Plate Drive, Suite 300
Toronto, Ontario M9W 6V1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 filed by IESI-BFC Ltd. (the “Company”) with the Securities and Exchange Commission on the date hereof relating to the registration of up to 504,650 common shares (the “Shares”) of the Company issuable pursuant to the Waste Services Inc. 2007 Equity and Performance Incentive Plan and the Capital Environmental Resource Inc. 1999 Stock Option Plan (collectively, the “Plans”), it is my opinion that:

all necessary corporate proceedings have been taken to authorize the issuance of the Shares under the Plans, and all such shares, upon issuance in accordance with the applicable Plan and upon payment therefor in accordance with the applicable Plan, will be validly issued and outstanding and fully paid and non-assessable.

In connection with this opinion, I have examined originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have considered necessary or relevant for the purposes of this opinion.  With respect to the accuracy of factual matters material to this opinion, I have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.  In giving this opinion, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

I am a solicitor qualified to carry on the practice of law in the Province of Ontario, Canada and I express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

I consent to the use of this opinion in the Registration Statement on Form S-8 and to the use of my name in that Registration Statement.  In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ivan Cairns

Ivan Cairns
Vice President & General Counsel

135 Queens Plate Drive, Suite 300 • Toronto, Ontario • M9W 6V1 • Phone 416-741-5221 • Fax 416-741-4565

2301 Eagle Parkway, Suite 200 • Fort Worth, Texas • 76177 • Phone 817-632-4000 • Fax 817-632-4540